SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 2)

                         Barrett Business Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    068463108

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                      (CUSIP Number of Class of Securities)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]  RULE 13d-1(b)
[X]  RULE 13d-1(c)
[ ]  RULE 13d-1(d)

CUSIP NO. 068463108                                           Page 2 of 11 Pages

--------------------------------------------------------------------------------
1)  Name And I.R.S. Identification No. Of Reporting Person

    Wynnefield Partners Small Cap Value, L.P. 13-3688497
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[X]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              9,700 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              9,700 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    9,700 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.2% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

CUSIP No. 068463108                                           Page 3 of 11 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Partners Small Cap Value, L.P. I   13-3953291
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[X]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              14,500 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              14,500 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    14,500 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.3% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  PN
--------------------------------------------------------------------------------

CUSIP No. 068463108                                           Page 4 of 11 Pages

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1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[X]
    (b)[ ]
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3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              5,800 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              5,800 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    5,800 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.1% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)  CO
--------------------------------------------------------------------------------

CUSIP No. 068463108                                           Page 5 of 11 Pages

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1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Channel Partnership II, L.P.               22-3215653
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2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[X]
    (b)[ ]
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3)  SEC USE ONLY
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4)  Citizenship Or Place Of Organization: New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              0 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              0 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    0 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.0% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

CUSIP No. 068463108                                          Page 6 of 11 Pages

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1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Nelson Obus
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[X]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: United States of America
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              0 Shares (1)
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              0 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    0 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.0% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
--------------------------------------------------------------------------------

(1) Nelson Obus is the general partner of Channel Partnership II, L.P., and accordingly, holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.

CUSIP No. 068463108                                           Page 7 of 11 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Capital Management, LLC          13-4018186
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[X]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
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4)  Citizenship Or Place Of Organization: New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              24,200 Shares (1)
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              24,200 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    24,200 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.4% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO (Limited Liability Company)
--------------------------------------------------------------------------------

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP No. 068463108                                           Page 8 of 11 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Capital Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[X]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              5,800 Shares (1)
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              5,800 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    5,800 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.1% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

ITEM 1(a).   Name of Issuer:         Barrett Business Services, Inc.

ITEM 1(b).   Address of Issuer's Principal Executive Offices:
             4724 S.W. Macadam Avenue, Portland, Oregon 97239
             -------------------------------------------------------------------

ITEM 2(a).   Names of Persons Filing:

             Wynnefield Partners Small Cap Value, L.P. ("Partners")
             -------------------------------------------------------------------
             Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
             -------------------------------------------------------------------
             Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
             -------------------------------------------------------------------
             Wynnefield Capital Management, LLC ("WCM")
             -------------------------------------------------------------------
             Wynnefield Capital, Inc. ("WCI")
             -------------------------------------------------------------------
             Channel Partnership II, L.P. ("Channel")
             -------------------------------------------------------------------
             Nelson Obus ("Obus")
             -------------------------------------------------------------------

ITEM 2(b).   Address of Principal Business Office Or, If None, Residence:
             450 Seventh Avenue, Suite 509, New York, New York 10123
             -------------------------------------------------------------------

ITEM 2(c).   Citizenship:
             Partners and Partners I are Delaware Limited Partnerships
             -------------------------------------------------------------------
             Fund and WCI are Cayman Islands Companies
             -------------------------------------------------------------------
             WCM is a New York Limited Liability Company
             -------------------------------------------------------------------
             Channel is a New York Limited Partnership
             -------------------------------------------------------------------
             Obus is a citizen of the United States of America
             -------------------------------------------------------------------

ITEM 2(d).   Title of Class of Securities:     Common Stock, $.01 Par Value
                                               Per Share
             -------------------------------------------------------------------

ITEM 2(e).   CUSIP Number:  068463108

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

             None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.      Ownership:

             (a)  Amount beneficially owned by all reporting persons:
                  30,000 Shares
             (b)  Percent of class: 0.5% of outstanding shares of Common Stock

             (c)  Number of shares as to which the reporting persons have:

                  (i)   sole power to vote or to direct the vote: 30,000 Shares
                  (ii)  shared power to vote or to direct the vote:
                  (iii) sole power to dispose or to direct the disposition:
                        30,000 Shares
                  (iv)  shared power to dispose or to direct the disposition:


ITEM 5. Ownership of five percent or less of a class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person. Not applicable.

ITEM 8.      Identification and classification of members of the group.
             None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this schedule are identified in Item 2 hereof.

ITEM 9.      Notice of dissolution of group.    Not applicable.

ITEM 10.     Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 10, 2005
                                WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                By:  Wynnefield Capital Management, LLC,
                                     General Partner

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Co-Managing Member

                                WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                By:  Wynnefield Capital Management, LLC,
                                     General Partner

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Co-Managing Member

                                WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                By:  Wynnefield Capital, Inc.

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, President

                                WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Co-Managing Member

                                WYNNEFIELD CAPITAL, INC.

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, President

                                CHANNEL PARTNERSHIP II, L.P.

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, General Partner

                                         /s/Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Individually